UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1 to Current Report)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2008 (May 16, 2008)
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-32859	11-3626383
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 339-8900

Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Amendment No. 1 to the Current Report on Form 8-K of Franklin Bank Corp. (“Franklin”) filed May 20, 2008 (the “Form 8-K”) amends Item 5.02 of the Form 8-K to include a discussion of certain compensation arrangements, which arrangements had not been finalized at the time of filing the Form 8-K. Capitalized terms used in this amendment that are not defined have the meanings ascribed to such terms in the Form 8-K.
Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 16, 2008, the Board of Directors of Franklin (the “Board”) authorized the Compensation Committee of the Board (the “Compensation Committee”) to determine the amount and manner of compensation, if any, to be provided to Mr. Ranieri, in his role as interim Chief Executive Officer of Franklin, Mr. Master, in his role as interim President of Franklin and member of the newly constituted Executive Committee of Franklin Bank, S.S.B. (the “Executive Committee”), and Mr. Perro, in his role as Chairman of the Executive Committee. Pursuant to this authority and the provisions of the Charter of the Compensation Committee, effective May 16, 2008 the Compensation Committee has established an additional monthly retainer in the amount of $15,000 for each of Messrs. Master and Perro in consideration of their additional responsibilities. At his request, Mr. Ranieri will not receive any additional retainer or other fee for his service as interim Chief Executive Officer. Each of Messrs. Master, Perro and Ranieri will be reimbursed for business expenses incurred by them in connection with their new roles.
     The Compensation Committee also voted to increase the annual retainer of Mr. Howard, Chair of the Audit Committee, from $15,000 to $30,000 in consideration of the additional work anticipated in connection with the implementation of the recommendations arising from the previously disclosed internal investigation.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: June 4, 2008	By:	/s/ Russell McCann
Russell McCann
Chief Financial Officer and Treasurer